RESIGNATION AND RELEASE

Reference is made to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of November 19, 2014, by and among Roberts Realty Investors, Inc., a Georgia corporation (the “Company”), Roberts Properties Residential, L.P., a Georgia limited partnership (the “Operating Partnership”) and A-III Investment Partners LLC, a Delaware limited liability company (the “Purchaser”), a condition of which is the delivery by the Company to the Purchaser of resignations and releases from each of the directors, officers and employees of the Company. Capitalized terms not otherwise defined in this Resignation and Release shall have the meaning set forth in the Purchase Agreement. The undersigned, Charles S. Roberts, acknowledges that delivery of this Resignation and Release is a material inducement to Purchaser’s willingness to consummate the transactions contemplated by the Purchase Agreement, and that Purchaser would not do so without the benefit of the provisions of this Resignation and Release. This Resignation and Release is conditioned upon the execution of the Employment Agreement.

Effective as of the Closing Date, the undersigned, Charles S. Roberts, hereby resigns from his positions as Chief Executive Officer, President and Chairman of the Board of Directors, as a director of the Company (subject to the right to be appointed as a director pursuant to the Governance and Voting Agreement), and from any and all positions that he may hold as a director, officer, employee or manager of any Subsidiary of the Company.

In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby releases and forever discharges, and covenants not to assert or file any claim against, the Company, the Purchaser and each of their respective affiliates and the respective shareholders, members, partners, directors, officers, managers, employees, benefit plans, successors and assigns thereof (the “Released Parties”) from or with respect to any and all promises, liabilities, amounts due or payable, indebtedness, losses, claims, litigation, demands and causes of action, known or unknown, fixed or contingent, including, but not limited to, any actions brought in tort or for breach of contract, or under any federal or state statute, law or regulation, which the undersigned has, had or purports to have against any of the Released Parties, as of or prior to the Closing Date; provided, however, that the undersigned retains all rights as an Indemnified Party under the Purchase Agreement to indemnification, advancement of expenses and exculpation by the Company as provided in the Organizational Documents of the Company and its Subsidiaries, and pursuant to the Director and Officer Indemnification Agreement between the Company and the undersigned. Notwithstanding the foregoing provisions of this Resignation and Release, the provisions of this Resignation and Release shall not constitute a release by the undersigned of any rights he has under the Employment Agreement to be executed and delivered by the Company and the undersigned as of the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Resignation and Release as of the date first written above.

/s/ Charles S. Roberts
Charles S. Roberts

[Signature page to Resignation and Release]